Exhibit 2.1

MASTER SEPARATION AGREEMENT

by and between

SARA LEE CORPORATION

D.E MASTER BLENDERS 1753 B.V.

and

DE US, INC.

Dated as of June 15, 2012

i

ANNEXES

Annex I	Internal Reorganization

EXHIBITS

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of CoffeeCo Amended and Restated Bylaws
Exhibit D	Form of CoffeeCo Restated Certificate of Incorporation
Exhibit E	Form of Tax Sharing Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Intellectual Property Separation Agreement
Exhibit H	Form of Agreement and Plan of Merger
Exhibit I	Form of DutchCo Articles of Association
Exhibit J	Form of DutchCo Certification
Exhibit K	Form of Q4 2012 Inquiries Checklist

SCHEDULES

Schedule 1.1(A)	Assumed Actions
Schedule 1.1(B)	Additional Assumed Actions
Schedule 1.1(C)	CoffeeCo Subsidiaries
Schedule 1.1(D)	Expressly Retained Subsidiaries and other Assets
Schedule 1.1(E)	Designated CoffeeCo Liabilities
Schedule 1.1(F)	Designated Sara Lee Liabilities
Schedule 1.1(G)	Certain Intellectual Property
Schedule 3.6	CoffeeCo Board
Schedule 3.7	DutchCo Board
Schedule 9.1	Initial Expense Schedule
Schedule 10.2(C)	Designated CoffeeCo Agreements
Schedule 10.3(C)	Designated Sara Lee Agreements
Schedule 10.3(E)	Sara Lee Information in Form F-1 Registration Statement or Prospectus
Schedule 10.3(F)	Sara Lee Information in European Union Listing Prospectus
Schedule 11.1(C)	Information Exchange for FY12

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is made as of June 15, 2012 by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”).

WHEREAS, Sara Lee, through the CoffeeCo Subsidiaries (as hereinafter defined), the Transferred Subsidiaries (as hereinafter defined) and the Transferred Business Assets (as hereinafter defined) is engaged in the business of producing and selling high-quality, innovative coffee and tea products, as described more fully in the Form F-1 Registration Statement (as hereinafter defined);

WHEREAS, the board of directors of Sara Lee (the “Sara Lee Board”) has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to reorganize CoffeeCo such that, among other things, Sara Lee shall contribute to CoffeeCo (i) 100% of the ownership interests of the Transferred Subsidiaries and (ii) the Transferred Business Assets, in each case to the extent not already owned by CoffeeCo, as of the date hereof;

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute on a pro rata basis to the holders of shares of Sara Lee’s common stock, par value $0.01 per share (the “Sara Lee Shares”), without any consideration being paid by the holders of such Sara Lee Shares, all of the outstanding shares of CoffeeCo common stock, par value $0.01 per share (the “CoffeeCo Shares”), owned by Sara Lee as of the Distribution Date (as hereinafter defined);

WHEREAS, the CoffeeCo Board (as hereinafter defined) has determined that it would be advisable and in the best interests of CoffeeCo and its stockholders for CoffeeCo to declare and distribute on a pro rata basis to the holders of record of CoffeeCo Shares immediately after the Distribution (as hereinafter defined) a cash dividend of $3.00 per share to be paid to such record holders after the Distribution and prior to the Merger (as hereinafter defined), which dividend is conditioned upon the occurrence of the Distribution and the closing of the Special Dividend Financing (as hereinafter defined) (the “CoffeeCo Special Dividend”);

WHEREAS, pursuant to an Agreement and Plan of Merger, entered into on or about the date hereof, by and between the Parties (as hereinafter defined) and DEMB Merger Company, a wholly-owned subsidiary of DutchCo (the “Merger Agreement”), after the Distribution and the payment of the CoffeeCo Special Dividend, CoffeeCo will merge with DEMB Merger Company (the “Merger”), with CoffeeCo continuing as the surviving corporation, and CoffeeCo Shares shall be exchanged for the ordinary shares of DutchCo, par value €0.12 per share (the “DutchCo Shares”), which will be distributed to the holders of CoffeeCo Shares on the terms and subject to the conditions in this Agreement and the Merger Agreement;

WHEREAS, it is the intention of the Parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), that is taxable to U.S. stockholders under Section 367 of the Code;

WHEREAS, this Agreement and the other transactions contemplated hereby, including the Distribution, are conditions to the consummation of the Merger;

WHEREAS, it is the intention of the Parties that the CoffeeCo Contribution (as hereinafter defined), the Distribution, and the Debt Exchange (as hereinafter defined) qualify as a reorganization within the meaning of Sections 355, 368(a)(1)(D) and 361 of the Code;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation (as hereinafter defined) and certain other agreements that will govern the relationship of Sara Lee, CoffeeCo and DutchCo following the Separation.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 12.4(a).

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any arbitral body or any court, grand jury or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. Unless the context otherwise requires, the Sara Lee Parties, on the one hand, and the CoffeeCo Parties, on the other, shall not be Affiliates of the other prior to the Distribution Date for purposes hereof. After the Separation, DutchCo and Sara Lee shall not be deemed to be under common Control for purposes hereof due solely to the fact that DutchCo and Sara Lee have common stockholders.

“After Tax Amount” shall have the meaning set forth in the Tax Sharing Agreement.

“AFM” has the meaning set forth in Section 2.1(b).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Deadline” has the meaning set forth in Section 12.3(c).

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Date” has the meaning set forth in Section 12.3(a).

“Arbitration Demand Notice” has the meaning set forth in Section 12.3(a).

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products; (iv) all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; (vi) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; (vii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person; (viii) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(ix) all deposits, letters of credit and performance and surety bonds; (x) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties; (xi) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (xii) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; (xiii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; (xiv) all prepaid expenses, trade accounts and other accounts and notes receivables; (xv) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent; (xvi) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution; (xvii) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority; (xviii) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and (xix) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; provided, however, that any rights or assets related to Taxes, which are provided for in the Tax Sharing Agreement and, to the limited extent provided therein with respect to Tax Support Services, the Transition Services Agreement, shall not be an Asset.

“Assumed Actions” means those Actions (i)(a) in which any Sara Lee Party or any of its Affiliates is a defendant or the party against whom the claim or investigation is directed and (b) that primarily relate to the CoffeeCo Business, including those Actions listed on Schedule 1.1(A) or (ii) not primarily related to the CoffeeCo Business but arising out of or related to the Designated CoffeeCo Liabilities, including those Actions listed on Schedule 1.1(B).

“Chair” has the meaning set forth in Section 12.4(c).

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 8.1(b).

“Code” has the meaning set forth in the Recitals.

“CoffeeCo” has the meaning set forth in the first paragraph of this Agreement.

“CoffeeCo Amended and Restated Bylaws” means the amended and restated bylaws of CoffeeCo, the form of which is attached hereto as Exhibit C.

“CoffeeCo Balance Sheet” means the unaudited combined balance sheet of CoffeeCo as of December 31, 2011 included in the Prospectus.

“CoffeeCo Board” means the board of directors of CoffeeCo.

“CoffeeCo Business” means all businesses and operations of the CoffeeCo Parties, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the CoffeeCo Parties but excluding any Former Businesses now owned or operated by any Sara Lee Party and any North American Former Business without regard to whether the owner was a Sara Lee Party or a CoffeeCo Party.

“CoffeeCo Contingent Gain” means any claim or other right of any Sara Lee Party or CoffeeCo Party that substantially or exclusively relates to the CoffeeCo Business, whenever arising, against any Person other than a Sara Lee Party. A claim or right meeting the foregoing definition shall be considered a CoffeeCo Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto. Notwithstanding the foregoing, no matters relating to Taxes (which are governed solely by the Tax Sharing Agreement and the Transition Services Agreement) shall be deemed to be a CoffeeCo Contingent Gain.

“CoffeeCo Contracts” means the following Contracts, whether or not in writing, except for any such Contract that is explicitly retained by a Sara Lee Party pursuant to any provision of this Agreement or any Transaction Agreement: (i) any Contract entered into in the name of, or expressly on behalf of, a CoffeeCo Party; (ii) any Contract that relates substantially or exclusively to the CoffeeCo Business; (iii) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Agreements to be assigned to a CoffeeCo Party; (iv) any guarantee, indemnity, representation, warranty or other Liability of a CoffeeCo Party or Sara Lee Party in respect of any other CoffeeCo Contract, any CoffeeCo Liability or the CoffeeCo Business (including guarantees of financing incurred by customers or other Third Parties in connection with purchases of products or services from the CoffeeCo Business); (v) any CoffeeCo Financial Instrument, together with all rights relating thereto; and (vi) the Designated CoffeeCo Agreements.

“CoffeeCo Contribution” shall have the meaning set forth in the Contribution Agreement.

“CoffeeCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

“CoffeeCo Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments primarily related to the CoffeeCo Business under which any Sara Lee Party has any primary, secondary, contingent, joint, several or other Liability.

“CoffeeCo Formation” means the election by SL/DE US LLC, the predecessor to CoffeeCo, to elect to be treated as a corporation for U.S. federal income tax purposes as of December 3, 2011.

“CoffeeCo Indemnified Parties” has the meaning set forth in Section 10.3.

“CoffeeCo Insured Party” means any CoffeeCo Party that is a named insured, additional named insured or insured under any Shared Policy.

“CoffeeCo Liabilities” means, without duplication, (a) all Liabilities of the CoffeeCo Parties to the extent based upon or arising out of the CoffeeCo Business or the Transferred Business Assets (including the Assumed Actions, but excluding the Designated Sara Lee Liabilities), (b) all Liabilities of the Sara Lee Parties to the extent based upon or arising out of the CoffeeCo Business or the Transferred Business Assets (including the Assumed Actions, but excluding the Designated Sara Lee Liabilities), (c) all Liabilities based upon or arising out of the CoffeeCo Financial Instruments, (d) all outstanding Liabilities included on the CoffeeCo Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of CoffeeCo, or the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the CoffeeCo Balance Sheet; it being understood that to the extent the amount of any Liability included on the CoffeeCo Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be a CoffeeCo Liability for purposes of clause (d) and (e) all Designated CoffeeCo Liabilities.

“CoffeeCo Parties” means CoffeeCo, the CoffeeCo Subsidiaries, the Transferred Subsidiaries, DutchCo and any other Subsidiary of CoffeeCo or DutchCo (including those formed or acquired after the date hereof).

“CoffeeCo Restated Certificate of Incorporation” means the restated certificate of incorporation of CoffeeCo, the form of which is attached hereto as Exhibit D.

“CoffeeCo Securities” means the securities issued by CoffeeCo with terms substantially equivalent to the New Sara Lee Securities (other than those terms related to the assumption of the New Sara Lee Securities by CoffeeCo).

“CoffeeCo Shares” has the meaning set forth in the Recitals.

“CoffeeCo Special Dividend” has the meaning set forth in the Recitals.

“CoffeeCo Spin-Related Costs” has the meaning set forth in Section 9.1(b).

“CoffeeCo Subsidiaries” means, collectively, the Subsidiaries set forth on Schedule 1.1(C) and each Subsidiary of any of the foregoing, excluding, for the avoidance of doubt, the Subsidiaries set forth on Schedule 1.1(D).

“CoffeeSub Creditors” means, collectively, the following subsidiaries: Sara Lee France Finance SAS, DEF Finance SNC, Sara Lee UK Holdings Limited, Sara Lee Hungary Zrt., Sara Lee Coffee & Tea France S.N.C. and D.E COFFEE & TEA AUSTRALIA PTY. LTD.

“CoffeeSub Loans” means collectively, (a) the EUR 280 million principal amount loan outstanding between DEF Finance SNC as lender and Sara Lee as borrower, (b) the EUR 260 million principal amount loan outstanding between Sara Lee France Finance SAS as lender and Sara Lee as borrower, (c) the EUR 120 million principal amount loan outstanding between Sara Lee Hungary Zrt as lender and Sara Lee as borrower, (d) the EUR 300 million principal amount loan outstanding between Sara Lee UK Holdings Ltd as lender and Sara Lee as borrower, (e) the EUR 80 million principal amount loan outstanding between Sara Lee Coffee & Tea France SNC as lender and Sara Lee as borrower, and (f) the EUR 40 million principal amount loan outstanding between D.E COFFEE & TEA AUSTRALIA PTY. LTD as lender and Sara Lee as borrower.

“Confidential Information” means any of the following:

(a) any information that is competitively sensitive material or otherwise of value to any Sara Lee Party or CoffeeCo Party and not generally known to the public, including product planning information, marketing strategies, plans, consumer or customer relationships, consumer or customer profiles, sales estimates, pricing models, hedging practices, business plans and internal performance results relating to the past, present or future business activities of any Sara Lee Party or CoffeeCo Party or the consumers, customers, clients or suppliers of any of the foregoing;

(b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords any Sara Lee Party or CoffeeCo Party a competitive advantage over its competitors; or

(c) any confidential or proprietary concepts, ideas, know-how, concepts, methods, processes, formulae, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, trade secrets or other proprietary information, whether or not patentable or copyrightable.

Confidential Information includes all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models and any other tangible manifestation (including data in computer or other digital or electric format) of the foregoing.

“Contract” means any written or oral contract, agreement, lease, license, sublicense, commitment, understanding, arrangement, assignment or indemnity, including any amendment thereto, invoice, purchase order, bid and quotation.

“Contribution” has the meaning set forth in the Contribution Agreement.

“Contribution Agreement” means the agreement substantially in the form of Exhibit A pursuant to which the Transferred Business Assets will or have been contributed to CoffeeCo.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Conveyancing Instruments” has the meaning set forth in Section 3.8.

“Debt Exchange” means (i) the satisfaction or repayment of Sara Lee’s obligations under the New Sara Lee Securities pursuant to the terms of the New Sara Lee Securities in exchange for an equivalent principal amount of CoffeeCo Securities and (ii) the retirement of the CoffeeSub Loans in exchange for an equivalent principal amount of CoffeeCo Securities received by Sara Lee pursuant to the Contribution.

“Designated CoffeeCo Agreement” means those agreements as set forth on Schedule 10.2(C).

“Designated CoffeeCo Liability” means any Liability arising out of or related to a Non-North American Former Business and those Liabilities as set forth on Schedule 1.1(E).

“Designated Sara Lee Agreement” means those agreements as set forth on Schedule 10.3(C).

“Designated Sara Lee Liability” means any Liability arising out of or related to a North American Former Business and those Liabilities as set forth on Schedule 1.1(F).

“Distribution” has the meaning set forth in Section 4.2.

“Distribution Date” means the date determined by the Sara Lee Board in accordance with Section 4.1 as the date as of which the Distribution will be effected.

“DutchCo” has the meaning set forth in the first paragraph of this Agreement.

“DutchCo Articles of Association” means the articles of association of DutchCo, the form of which is attached hereto as Exhibit I.

“DutchCo Board” means the board of directors of DutchCo.

“DutchCo Shares” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 4.2.

“Employee Contract” means any Contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between Sara Lee, CoffeeCo and DutchCo, the form of which is attached hereto as Exhibit B.

“Escalation Notice” has the meaning set forth in Section 12.2(a).

“Estimated Schedule of Expenses” has the meaning set forth in Section 9.1.

“Euronext Amsterdam” has the meaning set forth in Section 2.1(d).

“European Union Listing Prospectus” means the European Union listing prospectus filed by DutchCo with the AFM to effect the listing of DutchCo Shares on Euronext Amsterdam and conforming with the requirements of the European Union Prospectus Directive (2001/73EC) (including all amendments or supplements thereto).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Shareowner Services LLC.

“Exchange Agent Agreement” has the meaning set forth in Section 2.4.

“Excluded Assets” means any Assets that are not expressly contemplated by this Agreement or any Transaction Agreement as Assets to be transferred to the CoffeeCo Parties, including any Sara Lee Contingent Gain and the Subsidiaries and other Assets expressly set forth on Schedule 1.1(D). The Parties acknowledge and agree that no CoffeeCo Party will acquire any right, title and interest in any Excluded Assets.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Sara Lee Insured Party or a CoffeeCo Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Final Payment Date” has the meaning set forth in Section 9.1(c).

“Form F-1 Registration Statement” means the registration statement on Form F-1 filed by DutchCo with the SEC to effect the registration of the DutchCo Shares under the Securities Act (including all amendments or supplements thereto, in each case filed with the SEC prior to the Distribution Date).

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Indemnifiable Losses” means Losses that are indemnifiable under Article X.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Reduction Amounts” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 11.1(a).

“Initial Expense Schedule” has the meaning set forth in Section 9.1(b).

“Initial Payment Date” has the meaning set forth in Section 9.1(b).

“Intellectual Property” means all intellectual property and industrial property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and (v) rights of publicity, privacy, and rights to personal information.

“Intellectual Property Separation Agreement” means the Intellectual Property Separation Agreement to be entered into between Sara Lee and CoffeeCo, the form of which is attached hereto as Exhibit G.

“Intercompany Agreements” means any Contract, other than any agreement or amendment thereto contemplated by Section 6.2, this Agreement or any Transaction Agreement and any agreement contemplated hereby or thereby, between one or more of the Sara Lee Parties, on the one hand, and one or more of the CoffeeCo Parties, on the other hand, entered into prior to the Distribution.

“Intercompany Indebtedness” means outstanding intercompany debt balances between the Sara Lee Parties, on one hand, and the CoffeeCo Parties, on the other hand, including intercompany cash management loan balances, but excluding (i) CoffeeSub Loan balances that will be satisfied with CoffeeCo Securities in connection with the Debt Exchange and (ii) the indebtedness expressly assumed by CoffeeCo in connection with the Contribution.

“Internal Reorganization” means the transactions described in Annex I.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, and excluding Taxes, liabilities for Taxes and contractual liabilities for any indemnity obligation relating to Taxes, which are provided for in the Tax Sharing Agreement.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals, substantially in the form attached hereto as Exhibit H.

“Merger Effective Time” has the meaning set forth in the Merger Agreement.

“New Sara Lee Securities” means the $650 million aggregate principal amount of securities of Sara Lee issued to third party lenders on May 15, 2012, which are to be exchanged for CoffeeCo Securities pursuant to their terms in the Debt Exchange.

“Non-North American Former Business” means a Former Business whose business and operations primarily related to countries or territories outside of North America.

“North American Former Business” means a Former Business whose business and operations primarily related to countries within North America.

“NYSE” means the New York Stock Exchange.

“Occurrence Basis Policies” has the meaning set forth in Section 8.1(b).

“Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the Party making the payment).

“Party” means Sara Lee, CoffeeCo or DutchCo, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of the Sara Lee Parties and their predecessors which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover only the CoffeeCo Parties after the Effective Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Prime Rate” means the rate that the Wall Street Journal (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 11.9(a).

“Privileged Information” has the meaning set forth in Section 11.9(a).

“Prospectus” means the prospectus included in the Form F-1 Registration Statement, which is to be sent by DutchCo to holders of Sara Lee Shares in connection with the Separation.

“Q4 2012 Inquiries Checklist” means that financial statement checklist substantially in the form set forth in Exhibit K.

“Record Date” means 5:00 p.m. Central Time on the date determined by the Sara Lee Board as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more CoffeeCo Insured Parties, on the one hand, and one or more Sara Lee Insured Parties, on the other hand, filed in connection with Losses suffered by either a CoffeeCo Insured Party or a Sara Lee Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Sara Lee Insured Party or a CoffeeCo Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Sara Lee Insured Party or CoffeeCo Insured Party, as the case may be, against a Shared Policy.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Sara Lee” has the meaning set forth in the first paragraph of this Agreement.

“Sara Lee Board” has the meaning set forth in the Recitals.

“Sara Lee Business” means all businesses and operations of the Sara Lee Parties and the CoffeeCo Parties, other than the CoffeeCo Business.

“Sara Lee Contingent Gain” means any claim or other right of any Sara Lee Party or CoffeeCo Party that is not a CoffeeCo Contingent Gain. A claim or right meeting the foregoing definition shall be considered a Sara Lee Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto. Notwithstanding the foregoing, no matters relating to Taxes (which are governed solely by the Tax Sharing Agreement and, to the limited extent provided therein with respect to Tax Support Services, the Transition Services Agreement) shall be deemed to be a Sara Lee Contingent Gain.

“Sara Lee Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments that are not primarily related to the CoffeeCo Business under which any CoffeeCo Party has any primary, secondary, contingent, joint, several or other Liability.

“Sara Lee Indemnified Parties” has the meaning set forth in Section 10.2.

“Sara Lee Insured Party” means any Sara Lee Party that is a named insured, additional named insured or insured under any Shared Policy.

“Sara Lee Liabilities” means, without duplication, all Liabilities of the Sara Lee Parties and the CoffeeCo Parties, other than the CoffeeCo Liabilities.

“Sara Lee Parties” means Sara Lee and its Subsidiaries (including those formed or acquired after the date hereof), other than the CoffeeCo Parties.

“Sara Lee Shares” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” means, collectively, the transactions contemplated by this Agreement, including the Internal Reorganization, the CoffeeCo Contribution, the Distribution, the CoffeeCo Special Dividend, the Merger and the other transactions contemplated by the Transaction Agreements.

“Shared Contract” has the meaning set forth in Section 6.2(a).

“Shared Policies” has the meaning set forth in Section 8.1(b).

“Skadden” has the meaning set forth in Section 7.1(e).

“Special Dividend Financing” has the meaning set forth in Section 3.1(h).

“Spin-Related Costs” has the meaning set forth in Section 9.1(a).

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Separation, Sara Lee and DutchCo shall not be deemed to be under common Control for purposes hereof due solely to the fact that Sara Lee and DutchCo have common stockholders.

“Surviving Corporation Shares” shall have the meaning set forth in the Merger Agreement.

“Tax” and “Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Opinion” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Representations” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between Sara Lee, CoffeeCo and DutchCo, the form of which is attached hereto as Exhibit E.

“Tax Support Services” shall have the meaning set forth in the Transition Services Agreement.

“Third Party” means a Person that is not a Party or an Affiliate of any Party.

“Third-Party Claim” has the meaning set forth in Section 10.7(a).

“Third-Party Consents” means any consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Transaction Agreements” means the Conveyancing Instruments, the Merger Agreement, the Employee Matters Agreement, the Intellectual Property Separation Agreement, the Tax Sharing Agreement, the Transition Services Agreement and the Contribution Agreement.

“Transferred Business Assets” means (without duplication) the following Assets, except as otherwise provided herein or in any Transaction Agreement or other written agreement between a Sara Lee Party and a CoffeeCo Party executed as of or after the date of this Agreement:

(i) all Assets reflected in the CoffeeCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the CoffeeCo Balance Sheet;

(ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the CoffeeCo Balance Sheet in accordance with the principles and accounting policies under which the CoffeeCo Balance Sheet was prepared;

(iii) all Assets acquired by Sara Lee or its Subsidiaries after the date of the CoffeeCo Balance Sheet that would be reflected in the balance sheet of CoffeeCo as of the Distribution Date if such balance sheet was prepared using the same principles and accounting policies under which the CoffeeCo Balance Sheet was prepared;

(iv) all Assets that should have been reflected in the CoffeeCo Balance Sheet as of the Distribution Date but are not reflected in the CoffeeCo Balance Sheet due to mistake or unintentional omission; provided, however, that except as otherwise provided in the Transaction Agreements and subject to Section 6.3(b), no Asset shall be a Transferred Business Asset requiring any transfer by Sara Lee unless CoffeeCo or Sara Lee has, on or before the 18 month anniversary of the Distribution Date, given the other notice that it believes that such Asset is a Transferred Business Asset;

(v) all CoffeeCo Contingent Gains;

(vi) all CoffeeCo Contracts; provided, however, that any CoffeeCo Contract that constitutes a Shared Contract shall be governed by Section 6.2;

(vii) all of the issued and outstanding capital stock, partnership interest, limited liability company interests or other equity interests of the CoffeeCo Subsidiaries and the Transferred Subsidiaries;

(viii) all Intellectual Property used exclusively in the CoffeeCo Business and the registrations and applications for Intellectual Property set forth on Schedule 1.1(G), and, subject to the terms and conditions of the Intellectual Property Separation Agreement and the Transition Services Agreement, the right to use the Intellectual Property licensed or otherwise granted by Sara Lee to CoffeeCo pursuant to and set forth in such agreements (it being understood that all Intellectual Property or rights to Intellectual Property transferred hereby, shall be transferred to that CoffeeCo Party designated by CoffeeCo);

(ix) to the extent permitted by law and subject to Article VIII and Article X, all rights of the CoffeeCo Parties under any Policies;

(x) all Assets that are expressly contemplated by this Agreement or any Transaction Agreement as Assets to be transferred to a CoffeeCo Party;

(xi) except as otherwise expressly provided in this Agreement or any Transaction Agreement, all other Assets that are used exclusively by the CoffeeCo Parties on or prior to the Distribution Date.

The Parties acknowledge and agree that CoffeeCo and its Subsidiaries may already hold certain Transferred Business Assets, in part and without duplication, through the CoffeeCo Parties or acquire the Transferred Business Assets through the transfer and assignment of the Transferred Subsidiaries, which own, lease or have the right to use such Transferred Business Assets. Notwithstanding the foregoing, the Transferred Business Assets shall not include the Excluded Assets.

“Transferred Subsidiaries” means those Subsidiaries transferred from any Sara Lee Party to any CoffeeCo Party through the CoffeeCo Contribution.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Sara Lee and CoffeeCo, the form of which is attached hereto as Exhibit F.

“Tribunal” has the meaning set forth in Section 12.4(c).

“Unrelated Claim” means any claim against a Shared Policy that is not a Related Claim.

“Updated Expense Schedule” has the meaning set forth in Section 9.1(c).

“Vesting Expense” has the meaning set forth in Section 9.2.

Section 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Separation;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by Sara Lee and its Subsidiaries, including CoffeeCo, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control unless explicitly stated otherwise therein;

(x) any portion of this Agreement obligating any Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

ACTIONS PRIOR TO THE SEPARATION

In order to effect the transactions contemplated by Articles III and IV, the Sara Lee Parties and the CoffeeCo Parties have taken or shall take the following actions prior to the Separation:

Section 2.1 SEC, AFM and Other Securities Filings.

(a) The CoffeeCo Parties and Sara Lee shall use their respective commercially reasonable efforts to cause the Form F-1 Registration Statement to become effective as soon as reasonably practicable. As soon as practicable after the Form F-1 Registration Statement becomes effective, DutchCo shall mail the Prospectus to the holders of record of Sara Lee Shares on the Record Date.

(b) The CoffeeCo Parties and Sara Lee shall use their respective commercially reasonable efforts to cause the European Union Listing Prospectus to be approved by the Stichting Autoriteit Financiële Markten (the “AFM”).

(c) Sara Lee and the CoffeeCo Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the transactions contemplated by this Agreement or the Merger Agreement.

(d) Sara Lee and the CoffeeCo Parties shall seek to have the DutchCo Shares admitted to listing on NYSE Euronext in Amsterdam (“Euronext Amsterdam”), subject to official notice of issuance.

(e) Sara Lee shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f) Sara Lee and the CoffeeCo Parties shall cooperate in preparing, filing with the SEC or the AFM, as applicable, and causing to become effective any other registration statements or prospectuses or amendments or supplements thereto that are necessary or appropriate in order to effect the Separation.

Section 2.2 Governmental Approvals and Consents; Third-Party Consents. Sara Lee and the CoffeeCo Parties will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the Separation.

Section 2.3 Additional Approvals. Sara Lee shall cooperate with the CoffeeCo Parties in effecting, and if so requested by any CoffeeCo Party, Sara Lee shall, as the sole stockholder of CoffeeCo prior to the Distribution, ratify any actions that are reasonably necessary and desirable to be taken by CoffeeCo to effectuate the Separation in a manner consistent with the terms hereof and the Transaction Agreements, including the preparation and implementation, and execution of appropriate plans, agreements and arrangements for employees of the CoffeeCo Business and non-employee members of the DutchCo Board.

Section 2.4 The Exchange Agent. Sara Lee and DutchCo shall enter into an instruction and exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”).

Section 2.5 The Listing Agent. DutchCo shall enter into a listing agent agreement with ABN AMRO Bank N.V.

Section 2.6 Transfer Agent Agreement. DutchCo shall enter into a transfer agent agreement with the Exchange Agent, which shall provide for, among other things, the ongoing transfer of DutchCo Shares to ABN AMRO Bank N.V. for inclusion in the Euroclear Nederland system.

ARTICLE III

BUSINESS SEPARATION

Subject to the terms and conditions of this Agreement, Sara Lee and the CoffeeCo Parties has or shall take the following actions:

Section 3.1 Actions Prior to the Distribution Date. Sara Lee and the CoffeeCo Parties shall take the following actions prior to the Distribution Date.

(a) Internal Reorganization. Sara Lee and the CoffeeCo Parties shall cause the Internal Reorganization to be completed.

(b) Issuance of New Sara Lee Securities. Sara Lee shall issue the New Sara Lee Securities that will be exchanged for CoffeeCo Securities pursuant to the Debt Exchange.

(c) Intercompany Debt Balance. To the extent applicable, each of the Sara Lee Parties and CoffeeCo Parties shall repay its respective Intercompany Indebtedness in accordance with the terms of such Intercompany Indebtedness.

(d) Contribution of Assets. In addition to the right, title and interest in and to certain of the Transferred Business Assets that was deemed to occur in the CoffeeCo Formation for U.S. federal income tax purposes, Sara Lee shall contribute to CoffeeCo all of Sara Lee’s right, title and interest in and to the Transferred Business Assets pursuant to the Contribution Agreement in consideration for the assets set forth therein.

(e) CoffeeCo Charter and Bylaws. The CoffeeCo Board shall approve and adopt the CoffeeCo Restated Certificate of Incorporation and the CoffeeCo Amended and Restated Bylaws, and Sara Lee, as sole stockholder of CoffeeCo, shall approve and adopt the CoffeeCo Restated Certificate of Incorporation.

(f) DutchCo Articles. The sole stockholder of DutchCo shall adopt the DutchCo Articles of Association.

(g) CoffeeCo Common Stock to Accomplish the Distribution. Prior to the Distribution Date, CoffeeCo shall issue that number of fully paid and non-assesable CoffeeCo Shares necessary to effect the Distribution.

(h) CoffeeCo Special Dividend Financing. CoffeeCo shall enter into such financing agreements as are necessary to provide sufficient funds to effect the CoffeeCo Special Dividend (the “Special Dividend Financing”).

(i) Declaration of CoffeeCo Special Dividend. The CoffeeCo Board shall declare the CoffeeCo Special Dividend to be paid after the Distribution and prior to the Merger to its stockholders of record immediately after the Distribution. The CoffeeCo Special Dividend will be conditioned upon the occurrence of the Distribution and the closing of the Special Dividend Financing.

Section 3.2 Termination of Existing Intercompany Agreements. No later than the Effective Time, except as otherwise provided or contemplated by this Agreement and the Transaction Agreements, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution shall be terminated and be of no further force and effect from and after the Effective Time; provided, however, that, for the avoidance of doubt, this Section 3.2 shall not terminate or affect this Agreement, the Exchange Agent Agreement or any Transaction Agreement. If any Intercompany Agreement, intercompany arrangement or course of dealings is terminated pursuant to this Section 3.2 and, but for the mistake or oversight of any Party, would have been exempted from this provision and not so terminated, then, at the request of Sara Lee or CoffeeCo made within 12 months following the Distribution Date, the relevant Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination, such Intercompany Agreement, intercompany arrangement or course of dealings should continue following the Effective Time and the terms and conditions upon which the Parties may continue with respect thereto.

Section 3.3 Financial Instruments.

(a) CoffeeCo will, at its expense, take or cause to be taken all actions, and enter into (or cause the other CoffeeCo Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Sara Lee Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of CoffeeCo Financial Instruments to the extent related to the CoffeeCo Parties or the CoffeeCo Business (it being understood that all such Liabilities in respect of CoffeeCo Financial Instruments are CoffeeCo Liabilities).

(b) Sara Lee will, at its expense, take or cause to be taken all actions, and enter into (or cause the other Sara Lee Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any CoffeeCo Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Sara Lee Financial Instruments to the extent not related to the CoffeeCo Parties or the CoffeeCo Business (it being understood that all such Liabilities in respect of Sara Lee Financial Instruments are Sara Lee Liabilities).

(c) The Parties’ obligations under this Section 3.3 will continue to be applicable to all CoffeeCo Financial Instruments and Sara Lee Financial Instruments identified at any time by Sara Lee or CoffeeCo, whether before, at or after the Effective Time.

Section 3.4 Resignations; Transfer of Stock Held as Nominee.

(a) Unless otherwise agreed by the Parties in writing, (i) Sara Lee will cause all of its employees and directors and all of the employees and directors of each other Sara Lee Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of CoffeeCo or any other CoffeeCo Party on which they serve, and from all positions as officers of CoffeeCo or any other CoffeeCo Party in which they serve and (ii) CoffeeCo and DutchCo will cause all of its employees and directors and all of the employees and directors of each other CoffeeCo Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of Sara Lee or any other Sara Lee Party on which they serve, and from all positions as officers of Sara Lee or any other Sara Lee Party in which they serve.

(b) Sara Lee will cause each of its employees, and each of the employees of each other Sara Lee Party, who holds stock or similar evidence of ownership of any CoffeeCo Party as nominee for the parent of such CoffeeCo Party pursuant to the laws of the jurisdiction in which such CoffeeCo Party is organized, to transfer such stock or similar evidence of ownership to the Person so designated by CoffeeCo to be such nominee as of and after the Effective Time. CoffeeCo will cause each of its employees, and each of the employees of each other CoffeeCo Party, who holds stock or similar evidence of ownership of any Sara Lee Party as nominee for such Sara Lee Party pursuant to the laws of the jurisdiction in which such Sara Lee Party is organized, to transfer such stock or similar evidence of ownership to the Person so designated by Sara Lee to be such nominee as of and after the Effective Time.

(c) Sara Lee will cause each of its employees and each of the employees of each other Sara Lee Party to revoke or withdraw their express written authority, if any, to act on behalf of any CoffeeCo Party as an agent or representative therefor after the Effective Time. CoffeeCo will cause each of its employees and each of the employees of each other CoffeeCo Party to revoke or withdraw their express written authority, if any, to act on behalf of any Sara Lee Party as an agent or representative therefor after the Effective Time. All authority (other than express written authority) of any employee of any Sara Lee Party to act on behalf of any CoffeeCo Party, or of any employee of any CoffeeCo Party to act on behalf of any Sara Lee Party, shall automatically be revoked and withdrawn as of immediately prior to the Effective Time with no further act on the part of any of the Sara Lee Parties or CoffeeCo Parties.

Section 3.5 Provision of Corporate Records. Without limitation of the Parties’ rights and obligations pursuant to Article XI, prior to or as promptly as reasonably practicable after the Effective Time:

(a) Sara Lee shall deliver to CoffeeCo all corporate books and records of the CoffeeCo Parties in the possession or control of any Sara Lee Party and, upon request, copies of all corporate books and records of the Sara Lee Parties relating to the CoffeeCo Business in the possession or control of any Sara Lee Party, including in each case all active agreements, litigation files and government filings.

(b) CoffeeCo or DutchCo shall deliver to Sara Lee all corporate books and records of the Sara Lee Parties in the possession or control of any CoffeeCo Party and, upon request, copies of all corporate books and records of the CoffeeCo Parties relating to the Sara Lee Business in the possession or control of any CoffeeCo Party, including in each case all active agreements, litigation files and government filings.

Section 3.6 CoffeeCo Board. Promptly after the Merger, the CoffeeCo Board shall be reconstituted so that it consists of the persons set forth on Schedule 3.6.

Section 3.7 DutchCo Board. On June 27, 2012, the DutchCo Board shall be reconstituted so that it consists of the persons set forth on Schedule 3.7.

Section 3.8 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II and the foregoing provisions of this Article III, Sara Lee and CoffeeCo shall execute and deliver, or cause to be executed and delivered, prior to or as of the Effective Time, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Conveyancing Instruments”) as Sara Lee and CoffeeCo shall mutually and reasonably deem necessary or appropriate to effect such transactions, including the Contribution Agreement.

Section 3.9 Qualification as Reorganization. For U.S. federal income tax purposes, (1) the CoffeeCo Contribution, the Distribution and the Debt Exchange are intended to qualify as a reorganization under Sections 368(a), 355 and 361 of the Code and (2) it is the expectation of the parties hereto that the Merger is a reorganization within the meaning of Section 368(a) of the Code that is taxable to U.S. stockholders under Section 367 of the Code.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement and consistent with the Merger Agreement, the NYSE rules and applicable law, the Sara Lee Board shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Separation.

Section 4.2 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and at the sole and absolute discretion of Sara Lee, on the Distribution Date Sara Lee shall distribute all of the outstanding CoffeeCo Shares to the Exchange Agent and cause the Exchange Agent to hold for the benefit of each holder of record of Sara Lee Shares as of the Record Date by means of a pro rata dividend of one CoffeeCo Share for each Sara Lee Share held of record by such holder as of the Record Date (the “Distribution”). The Distribution shall be effective at 4:00 p.m., New York City time, on the Distribution Date (the “Effective Time”).

Section 4.3 The Debt Exchange. At or around the Effective Time, Sara Lee and CoffeeCo shall complete the Debt Exchange.

Section 4.4 Delivery of CoffeeCo Shares to the Agent. At or prior to the Distribution Date, Sara Lee shall authorize the book-entry transfer by the Exchange Agent of all of the outstanding CoffeeCo Shares to be held for the benefit of holders of Sara Lee Shares. After such transfer, upon the request of the Exchange Agent, CoffeeCo shall provide all book-entry transfer authorizations that the Exchange Agent shall require in order to effect the distribution to holders of Sara Lee Shares of the DutchCo Shares, into which the CoffeeCo Shares held by the Exchange Agent for the benefit of holders of Sara Lee Shares will be converted pursuant to the Merger.

Section 4.5 CoffeeCo Special Dividend. After the Effective Time and prior to the Merger Effective Time, CoffeeCo shall deliver or cause to be delivered to the Exchange Agent, for the benefit CoffeeCo stockholders of record immediately after the Effective Time, sufficient funds for timely payment of the CoffeeCo Special Dividend.

Section 4.6 Exchange and Delivery of Shares. After the Distribution and payment of the CoffeeCo Special Dividend, at the Merger Effective Time, CoffeeCo Shares shall be converted into the right to receive DutchCo Shares pursuant to, and in accordance with the terms of, the Merger Agreement, promptly following which the Exchange Agent shall transfer the Surviving Corporation Shares received by it for the benefit of former holders of CoffeeCo Shares, in accordance with the relevant provisions of the Dutch Civil Code, to DutchCo and DutchCo shall issue to the Exchange Agent for the benefit of such holders the number of DutchCo Shares specified in the Merger Agreement, following which the Exchange Agent will distribute such DutchCo Shares to such holders in accordance with the terms of the Merger Agreement.

Section 4.7 Distribution at Sara Lee’s Discretion. The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Sara Lee Board and after all of the conditions set forth in Section 7.1 have been satisfied or waived. Notwithstanding the foregoing, at any time prior to the Distribution, Sara Lee, in its sole and absolute discretion, may determine not to consummate the Distribution, the CoffeeCo Special Dividend or the Merger.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

Section 5.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT OR THE TAX REPRESENTATIONS, NO SARA LEE PARTY OR COFFEECO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY COFFEECO PARTY OR SARA LEE PARTY, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER THE SARA LEE BUSINESS OR THE COFFEECO BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE PARTY, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE DISTRIBUTION AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SARA LEE PARTIES AND THE COFFEECO PARTIES SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Non-Assignable Contracts.

(a) If and to the extent that any Sara Lee Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any CoffeeCo Party of any Contract or other rights relating to the CoffeeCo Business that would otherwise be transferred or assigned to such CoffeeCo Party as contemplated by this Agreement or any other Transaction Agreement, (a) such Sara Lee Party shall continue to be bound thereby and the purported transfer or assignment to such CoffeeCo Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (b) unless not permitted by the terms thereof or by law, the CoffeeCo Parties shall pay, perform and discharge fully all of the obligations of the Sara Lee Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Sara Lee Parties for all Losses arising out of such performance by such CoffeeCo Party. The Sara Lee Parties shall, without further consideration therefor, pay and remit to the applicable CoffeeCo Party promptly all monies, rights and other consideration received in respect of such performance. The Sara Lee Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.1(a) only as reasonably directed by CoffeeCo and at

CoffeeCo’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or able to be novated, the applicable Sara Lee Party shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable CoffeeCo Party without payment of further consideration, and the CoffeeCo Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.1(a) is prohibited by law or the terms thereof, this Section 6.1(a) shall operate to create a subcontract with the applicable CoffeeCo Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Sara Lee Parties with respect to the performance by such CoffeeCo Party.

(b) If and to the extent that any CoffeeCo Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Sara Lee Party of any Contract or other rights relating to the Sara Lee Business that would otherwise be transferred or assigned to such Sara Lee Party as contemplated by this Agreement or any other Transaction Agreement, (a) such CoffeeCo Party shall continue to be bound thereby and the purported transfer or assignment to such Sara Lee Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (b) unless not permitted by the terms thereof or by law, the Sara Lee Parties shall pay, perform and discharge fully all of the obligations of the CoffeeCo Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the CoffeeCo Parties for all Losses arising out of such performance by such Sara Lee Party. The CoffeeCo Parties shall, without further consideration therefor, pay and remit to the applicable Sara Lee Party promptly all monies, rights and other consideration received in respect of such performance. The CoffeeCo Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.1(b) only as reasonably directed by Sara Lee and at Sara Lee’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or able to be novated, the applicable CoffeeCo Party shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Sara Lee Party without payment of further consideration, and the Sara Lee Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.1(b) is prohibited by law or the terms thereof, this Section 6.1(b) shall operate to create a subcontract with the applicable Sara Lee Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the CoffeeCo Parties with respect to the performance by such Sara Lee Party.

Section 6.2 Shared Contracts.

(a) Except as otherwise provided in this Agreement or any Transaction Agreement, any Contract that relates to both the Sara Lee Business and the CoffeeCo Business (each such Contract, a “Shared Contract”) shall be handled as contemplated by Section 6.2(d); provided, however, that if no CoffeeCo Party is party to a Shared Contract, then Sara Lee may determine, in its sole discretion, to partially assign such Shared Contract as contemplated by Section 6.2(b) or to amend such Shared Contract as contemplated by Section 6.2(c) and if no Sara Lee Party is party to a Shared Contract, then CoffeeCo may determine, in its sole discretion, to partially assign such Shared Contract as contemplated by Section 6.2(b) or to amend such Shared Contract as contemplated by Section 6.2(c).

(b) If any Shared Contract can be partially assigned by its terms and pursuant to Section 6.2(a) Sara Lee or CoffeeCo, as the case may be, determines, in its sole discretion, that such partial assignment is desirable with respect to such Shared Contract, then Sara Lee or CoffeeCo, as the case may be, shall assign such Shared Contract in part to the other party, or such party’s designee, so that the assignee will be entitled to the benefits and rights relating to the Sara Lee Business or CoffeeCo Business, as the case may be, and will assume their related portion of any Liabilities under such Shared Contract. If any such partial assignment requires the consent or approval of any Third Party or any other required action, the partial assignment of such Shared Contract shall be effected in accordance with the terms of this Agreement, if and when such consent or approval is obtained or such other required action has been taken.

(c) If pursuant to Section 6.2(a), Sara Lee or CoffeeCo, as the case may be, determines, in its sole discretion, that it is so desirable with respect to any Shared Contract, Sara Lee, CoffeeCo and DutchCo shall, and shall cause the applicable Sara Lee Parties and CoffeeCo Parties to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to such Shared Contract to amend such Shared Contract so as to delete all obligations therefrom (i) to the extent that such obligations relate to the Sara Lee Business, and enter into a new Contract with the applicable counterparty which solely relates to the Sara Lee Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract, or (ii) to the extent that such obligations relate to the CoffeeCo Business, and enter into a new Contract with the applicable counterparty which solely relates to the CoffeeCo Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract.

(d) With respect to each Shared Contract that is not partially assigned or amended as contemplated by Section 6.2(b) or Section 6.2(c), Sara Lee, CoffeeCo and DutchCo shall, and shall cause the applicable Sara Lee Parties and CoffeeCo Parties to, use their commercially reasonable efforts to cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Shared Contract and applicable law:

(i) to provide the applicable Sara Lee Party the benefits and obligations of any such Shared Contract with respect to the Sara Lee Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Sara Lee Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Sara Lee Business. In any such arrangement, the Sara Lee Parties will, with respect to that portion of the Shared Contract relating to the Sara Lee Business as between the Sara Lee Parties and the CoffeeCo Parties, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to the termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of CoffeeCo and the applicable CoffeeCo Party related to such activities, (F) be entitled to continue to receive any correspondence or invoices delivered with respect to such Shared Contract and (G) be entitled to receive copies of all correspondence and invoices delivered to or by any CoffeeCo Party with respect to such Shared Contract; and

(ii) to provide the applicable CoffeeCo Party the benefits and obligations of any such Shared Contract with respect to the CoffeeCo Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the CoffeeCo Party any or all of the rights and obligations with respect to such Shared Contract with respect to the CoffeeCo Business. In any such arrangement, the CoffeeCo Parties will, with respect to that portion of the Shared Contract relating to the CoffeeCo Business as between the Sara Lee Parties and the CoffeeCo Parties, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to the termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of Sara Lee and the applicable Sara Lee Party related to such activities and (F) be entitled to receive copies of all correspondence and invoices delivered to or by any Sara Lee Party with respect to such Shared Contract.

(e) With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), Sara Lee, on behalf of itself and each of the Sara Lee Parties, shall indemnify, defend and hold harmless each of the CoffeeCo Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the CoffeeCo Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Sara Lee Business. With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), each of CoffeeCo (on behalf of itself and each of the CoffeeCo Parties) and DutchCo shall indemnify, defend and hold harmless each of the Sara Lee Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Sara Lee Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the CoffeeCo Business.

(f) No Sara Lee Party or CoffeeCo Party shall be required to pay any consideration to any Third Party in connection with implementing the arrangements contemplated by this Section 6.2 and nothing herein shall alter the rights and obligations of such Sara Lee Party or CoffeeCo Party, as applicable, on the one hand, vis á vis any Third Party, on the other hand.

(g) The Parties shall follow the procedures specified in Article XII in the event of any dispute regarding the rights and obligations of the Sara Lee Parties or the CoffeeCo Parties with respect to any Shared Contract that is the subject of an arrangement contemplated by this Section 6.2.

Section 6.3 Further Assurances.

(a) Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the Separation; provided, however, that no Sara Lee Party or CoffeeCo Party shall be obligated under this Section 6.3 to pay any consideration, grant any concession or incur any Liability to any Third Party other than as expressly contemplated under this Agreement or any Transaction Agreement.

(b) If, as a result of mistake or oversight, any Asset or Contract reasonably necessary to the conduct of the CoffeeCo Business is not transferred to the applicable CoffeeCo Party or is transferred to any Sara Lee Party, or any Asset or Contract reasonably necessary to the conduct of the Sara Lee Business is not transferred to the applicable Sara Lee Party or is transferred to any CoffeeCo Party, the Parties intend that such Asset or Contract shall be transferred to the Party which requires such Asset or Contract for the conduct of its business without the payment of any additional consideration (to the extent such Asset or Contract is transferred on or prior to the 18 month anniversary of the Distribution Date), and Sara Lee and CoffeeCo or DutchCo shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such Asset or Contract should not be transferred to a CoffeeCo Party or to a Sara Lee Party, as the case may be, or the terms and conditions upon which such Asset or Contract shall be made available to a CoffeeCo Party or to a Sara Lee Party, as the case may be. For all Tax purposes, to the extent permitted by applicable Tax law and in the absence of a written agreement between Sara Lee and the CoffeeCo parties otherwise, the Parties shall treat any transfer made pursuant to this Section 6.3(b) as a capital contribution (or successive contributions) or a distribution (or successive distributions), as the case may be, occurring immediately prior to the Distribution. Unless expressly provided to the contrary in this Agreement or any Transaction Agreement, if, as a result of mistake or oversight, any CoffeeCo Liability is retained or assumed by any Sara Lee Party, or any Sara Lee Liability is retained or assumed by any CoffeeCo Party, the Parties intend that such Liability shall be transferred to the

Party with respect to which such Liability primarily relates without the payment of any additional consideration (to the extent such Liability is transferred on or prior to the 18 month anniversary of the Distribution Date), and Sara Lee and CoffeeCo or DutchCo shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such Liability should not be transferred to a CoffeeCo Party or a Sara Lee Party, as the case may be, or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary contained in this Section 6.3(b), (i) no Sara Lee Party or CoffeeCo Party shall be obligated under this Section 6.3(b) to pay any consideration, grant any concession or incur any Liability to any Third Party other than the Liability to be transferred and (ii) Section 6.2 (and not this Section 6.3(b)) shall apply with respect to any Shared Contract.

Section 6.4 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any Sara Lee Party shall receive from a Third Party an Asset of the CoffeeCo Business, including the Transferred Business Assets (including any remittances from account debtors in respect of the CoffeeCo Business), such Sara Lee Party shall promptly transfer such Asset to the appropriate CoffeeCo Party. In the event that at any time and from time to time after the Effective Time, any CoffeeCo Party shall receive from a Third Party an Asset of the Sara Lee Business (other than the Transferred Business Assets) (including any remittances from account debtors in respect of the Sara Lee Business), such CoffeeCo Party shall promptly transfer such Asset to the appropriate Sara Lee Party. Each Party shall cooperate with the other Parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.4.

Section 6.5 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate; provided, however, that if the alleged payable or any amount thereof is disputed in good faith, interest shall accrue for such payable or the disputed portion thereof from the time of such dispute’s final resolution in accordance with Article XII.

Section 6.6 Certain Business Matters.

(a) Following the Effective Time and except as otherwise expressly set forth in this Agreement, the Tax Representations or any Transaction Agreement, each Party may (i) engage in the same or similar activities or lines of business as the other Parties are or in the future may be engaged in, and (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of such other Parties; provided, however, that (x) Sara Lee represents that the Sara Lee Parties have no plan or intention to, directly or indirectly, invest in or operate any coffee or tea business of the type operated as of the date hereof by the CoffeeCo Parties, and (y) CoffeeCo and DutchCo each represent that the CoffeeCo Parties have no plan or intention to, directly or indirectly, invest in or operate any meat or meat product business of the type operated as of the date hereof by the Sara Lee Parties.

(b) Sara Lee agrees that neither it nor any other Sara Lee Party will, directly or indirectly, solicit, recruit or hire any employee of any CoffeeCo Party until after 12 months following the Distribution Date; provided, that nothing contained in this Section 6.6(b) shall prohibit any general solicitations of employment not specifically directed toward employees of any CoffeeCo Party.

(c) Each of CoffeeCo and DutchCo agrees that neither it nor any other CoffeeCo Party will, directly or indirectly, solicit, recruit or hire any employee of any Sara Lee Party until after 12 months following the Distribution Date; provided, that nothing contained in this Section 6.6(c) shall prohibit any general solicitations of employment not specifically directed toward employees of any Sara Lee Party.

Section 6.7 Litigation.

(a) As of the Effective Time, the CoffeeCo Parties shall assume and thereafter, except as provided in Article X, be responsible for all Liabilities that may result from the Assumed Actions and all Losses and Expenses relating to the defense of the Assumed Actions incurred after the Distribution.

(b) (i) Sara Lee agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Sara Lee Business (other than Assumed Actions) is commenced by a Third Party naming either a CoffeeCo Party or both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then Sara Lee shall use its commercially reasonable efforts to cause such CoffeeCo Party to be removed and dismissed from such Action; provided, however, that if Sara Lee is unable to cause such CoffeeCo Party to be removed and dismissed from such Action, Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

(ii) Each of CoffeeCo and DutchCo agrees that, at all times from and after the Effective Time, if an Action relating primarily to the CoffeeCo Business or an Assumed Action is commenced by a Third Party naming either a Sara Lee Party or both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then each of CoffeeCo and DutchCo shall use its commercially reasonable efforts to cause such Sara Lee Party to be removed and dismissed from such Action; provided, however, that if CoffeeCo and DutchCo are unable to cause such Sara Lee Party to be removed and dismissed from such Action, Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

(iii) Sara Lee, CoffeeCo and DutchCo agree that, at all times from and after the Effective Time, if an Action that does not relate primarily to the CoffeeCo Business (or is not an Assumed Action) or the Sara Lee Business is commenced by a Third Party naming both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

Section 7.1 Conditions to the Distribution. The obligation of Sara Lee to effect the Distribution is subject to the satisfaction or the waiver by Sara Lee, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the Sara Lee Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution and the Merger, shall have been duly approved by the Sara Lee Board in accordance with applicable law and the Articles of Restatement of Charter and Amended Bylaws of Sara Lee.

(b) Approval by the CoffeeCo Board. The CoffeeCo Board shall have approved and declared the CoffeeCo Special Dividend.

(c) Issuance of New Sara Lee Securities. Sara Lee shall have issued the New Sara Lee Securities at least five days prior to the declaration of the Distribution and fourteen days prior to the Distribution.

(d) Representation Letters. Sara Lee and CoffeeCo shall each have delivered the Tax Representations and any other representation letters required in connection with the consummation of the Separation.

(e) Receipt of IRS Private Letter Ruling and Opinion. Sara Lee shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect) in form and substance satisfactory to Sara Lee that confirms, among other things, that for U.S. federal income tax purposes, the CoffeeCo Contribution, the Distribution and the Debt Exchange will qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code and (ii) the opinion(s) of Skadden Arps Slate Meagher & Flom LLP (“Skadden”) (or other nationally recognized tax counsel), in form and substance satisfactory to Sara Lee, confirming, among other things, (A) the CoffeeCo Contribution, the Distribution and the Debt Exchange should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code; (B) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code that is taxable to U.S. stockholders pursuant to Section 367(a) of the Code; and (C) DutchCo should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(f) Receipt of Solvency Conveyance Opinion. One or more independent nationally recognized investment banking firms or firms acceptable to Sara Lee, in its sole and absolute discretion, shall have delivered one or more opinions to the Sara Lee Board and the DutchCo Board, confirming the solvency and financial viability of Sara Lee, which opinions shall be in form and substance satisfactory to Sara Lee and DutchCo, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(g) SEC and AFM Filings and Approvals. The Parties shall have prepared and DutchCo shall have filed with the SEC, the AFM and any other applicable Governmental Authority, any such documentation that is required under applicable law or that Sara Lee determines, in its sole and absolute discretion, is necessary or desirable to effectuate the Separation and each Party shall have obtained all necessary approvals from the SEC, the AFM and any other applicable Governmental Authority.

(h) State and Foreign Securities and “Blue Sky” Laws Approvals. Sara Lee and the CoffeeCo Parties shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the Separation.

(i) Effectiveness of Registration Statements; No Stop Order. The SEC shall have declared effective the Form F-1 Registration Statement and the AFM shall have approved the European Union Listing Prospectus, and no stop order suspending the effectiveness of the Form F-1 Registration Statement shall be in effect or, to the knowledge of either Sara Lee, DutchCo or CoffeeCo, threatened by the SEC.

(j) Dissemination of Information to Sara Lee Stockholders. Prior to the Distribution, the Parties shall have prepared, and DutchCo shall have mailed or properly made available to the holders of record of Sara Lee Shares as of the Record Date, such information concerning DutchCo and CoffeeCo, their business, operations and management, the Separation and such other matters as Sara Lee shall determine in its sole and absolute discretion is appropriate and as may otherwise be required by law.

(k) Approval of Euronext Amsterdam Listing Application. Euronext Amsterdam shall have approved for listing, subject to official notice of issuance, the DutchCo Shares.

(l) Consents. The Sara Lee Parties and the CoffeeCo Parties shall have received all material Governmental Approvals and Consents required to have been received prior to the CoffeeCo Contribution, Distribution, the CoffeeCo Special Dividend and Merger and all material Third-Party Consents necessary to effect the CoffeeCo Contribution, Distribution, the CoffeeCo Special Dividend and Merger and to permit the operation of the CoffeeCo Business after the Distribution Date.

(m) No Legal Restraint. No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Separation or any of the transactions related thereto, shall be in effect, and no other event outside the control of Sara Lee shall have occurred or failed to occur that prevents the consummation of the Separation.

(n) Merger Agreement. The conditions set forth in Article V of the Merger Agreement shall have been satisfied or waived.

(o) CoffeeCo Special Dividend Financing. CoffeeCo shall have entered into such financing agreements as are necessary to provide sufficient funds to effect the CoffeeCo Special Dividend.

(p) Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by the parties thereto, and each such agreement shall be in full force and effect, except to the extent such agreement’s effectiveness is conditioned upon the effectiveness of this Agreement or any transactions contemplated hereby.

(q) Resignations. Prior to the Distribution, except as provided in Sections 3.6 and 3.7, all of the CoffeeCo Parties’ employees and directors (unless otherwise agreed by the Parties) shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of the Sara Lee Parties, and all of Sara Lee’s employees and directors (unless otherwise agreed by the Parties) shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of the CoffeeCo Parties.

(r) Consummation of Pre-Distribution Transactions. The transactions contemplated by Article II and Article III to occur prior to the Distribution Date, including the agreements contemplated by the Internal Reorganization, shall have been consummated.

(s) Credit Ratings. Each of Sara Lee, CoffeeCo and DutchCo shall have credit ratings assigned by credit rating agencies that are satisfactory to Sara Lee in its sole and absolute discretion.

(t) No Other Events. No other events or developments shall have occurred that, in the judgment of Sara Lee, in its sole and absolute discretion, makes it inadvisable to effect the CoffeeCo Contribution, the Distribution or the Merger or the other Separation transactions.

Section 7.2 Sara Lee’s Right Not to Close or to Terminate. The satisfaction of the foregoing conditions are for the sole benefit of Sara Lee and shall not give rise to or create any duty on the part of Sara Lee or the Sara Lee Board to waive or not waive any such condition or to effect the Separation, including the Distribution, or in any way limit Sara Lee’s power of termination set forth in Section 13.13.

ARTICLE VIII

INSURANCE MATTERS

Section 8.1 Insurance.

(a) Coverage. Subject to the provisions of Sections 8.1 and 8.2 and such terms as CoffeeCo may reasonably agree prior to the Distribution Date with any current Sara Lee insurance carrier for coverage beginning as of the Effective Time, coverage of the CoffeeCo Parties under all Policies shall cease as of the Effective Time. From and after the Effective Time, the CoffeeCo Parties will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Sara Lee Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that CoffeeCo will have the rights in respect of Policies to the extent described in Section 8.1(b) and to the extent provided in any arrangement or agreement between any CoffeeCo Party and any current Sara Lee Party insurance carrier for coverage beginning as of the Effective Time.

(b) Rights Under Shared Policies. Subject to any arrangement or agreement between CoffeeCo and any current Sara Lee insurance carrier for coverage beginning as of the Effective Time, from and after the Effective Time, the CoffeeCo Parties will have no rights with respect to any Policies, except that (i) CoffeeCo will have the right to assert claims (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) for any loss, liability or damage with respect to the CoffeeCo Business or the Transferred Business Assets under Policies that include any CoffeeCo Party or any or all of the CoffeeCo Business or the Transferred Business Assets within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, (ii) CoffeeCo will have the right to continue to prosecute claims with respect to the CoffeeCo Business properly asserted under Occurrence Basis Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) and (iii) CoffeeCo will have the right to continue to prosecute claims with respect to the CoffeeCo Business or the Transferred Business Assets properly asserted with the insurer prior to the Effective Time (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, however, that in the case of clauses (i), (ii) and (iii), (A) all of the Sara Lee Parties’ reasonable Out-of-Pocket Expenses incurred in connection with their efforts to assist CoffeeCo in asserting or continuing to prosecute the claims described above are promptly paid by CoffeeCo or DutchCo following receipt by CoffeeCo or DutchCo of an invoice for such expenses, (B) subject to Section 8.1(c), the Sara Lee Parties may, at any time, without liability or obligation to any CoffeeCo Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions that require a payment by any Sara Lee Party in respect thereof, CoffeeCo and DutchCo shall reimburse such Sara Lee Party for such payment, (D) such claims will be subject to (and recovery thereunder will be reduced by the amount of) any payment or reimbursement obligations of any Sara Lee Party in respect thereof, (E) CoffeeCo and DutchCo shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (F) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 8.1(d). Sara Lee’s obligation to use commercially reasonable efforts to assist CoffeeCo in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts to assist CoffeeCo to establish its right to coverage under such Shared Policies (so long as all of the Sara Lee Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by CoffeeCo or DutchCo). No Sara Lee Party will bear any Liability for the failure of any insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the CoffeeCo Parties for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time or any extended reporting period or extended discovery period, as applicable, in accordance with the terms of the applicable Policies.

(c) In the event that after the Effective Time any Sara Lee Party proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policy under which CoffeeCo has or may in the future have rights to assert claims pursuant to Section 8.1(b) in a manner that would adversely affect any such rights of CoffeeCo, (i) Sara Lee will give CoffeeCo prior notice thereof and consult with CoffeeCo with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Sara Lee), (ii) Sara Lee will pay to CoffeeCo its equitable share (which shall be mutually agreed upon by Sara Lee and CoffeeCo, acting reasonably, based on the amount of premiums paid by or allocated to the CoffeeCo Business in respect of the applicable Shared

Policy), if any, of any net proceeds actually received by Sara Lee from the insurer under the applicable Shared Policy as a result of such action by Sara Lee (after deducting Sara Lee’s reasonable costs and expenses incurred in connection with such action) and (iii) CoffeeCo or DutchCo will pay to Sara Lee its equitable share (which shall be mutually agreed upon by Sara Lee and CoffeeCo or DutchCo, acting reasonably, based on the amount of premiums paid by or allocated to the CoffeeCo Business in respect of the applicable Shared Policy), if any, of any net premium owed by Sara Lee to the insurer under the applicable Shared Policy as a result of such action by Sara Lee.

(d) To the extent that the limits of any Shared Policy preclude payment in full of any Unrelated Claim filed by both a Sara Lee Party and a CoffeeCo Party, the insurance proceeds available under such Shared Policy shall be paid to such Sara Lee Party or such CoffeeCo Party on a FIFO Basis. In the event that both a Sara Lee Party and a CoffeeCo Party file Related Claims under any Shared Policy, each of such Sara Lee Party and such CoffeeCo Party shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 8.2 Maintenance of Insurance for CoffeeCo.

(a) Until the Effective Time, Sara Lee shall maintain in full force and effect all Shared Policies that are in effect as of the date of this Agreement, to the extent that such Policies apply to the CoffeeCo Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, Sara Lee shall maintain directors’ and officers’ liability and fiduciary liability insurance coverage for directors and officers of Sara Lee, CoffeeCo and DutchCo, in an amount not less than $100 million in coverage for a period of 6 years from the Effective Time, for acts as directors and officers during periods prior to the Effective Time; provided, however, that 2 years after the Effective Time, Sara Lee may, in its sole discretion, decrease such minimum coverage to $50 million.

Section 8.3 Administration and Reserves.

(a) From and after the Effective Time, the Sara Lee Parties will be responsible for the Claims Administration with respect to claims of the Sara Lee Parties under Shared Policies.

(b) From and after the Effective Time, the CoffeeCo Parties will be responsible for the Claims Administration with respect to claims of the CoffeeCo Parties under Shared Policies, and Sara Lee shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by the CoffeeCo Parties.

(c) In the event that, after the Effective Time, any Sara Lee Party proposes to change the third-party administrator for any Shared Policy under which CoffeeCo has or may in the future have rights to assert claims pursuant to Section 8.1(b), Sara Lee will not take such action without the prior written consent of CoffeeCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Any insurance or casualty reserves of the Sara Lee Parties with respect to the CoffeeCo Business shall be transferred to CoffeeCo by such Sara Lee Parties on or prior to the Effective Time.

Section 8.4 Insurance Premiums. From and after the Effective Time, Sara Lee will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon CoffeeCo or DutchCo will upon the request of Sara Lee promptly reimburse Sara Lee for that portion of such additional premiums and other payments paid by Sara Lee as are reasonably determined by Sara Lee to be attributable to the CoffeeCo Business. Notwithstanding the foregoing, to the extent that CoffeeCo has previously paid a premium (or has been allocated a portion of a premium by Sara Lee) or satisfied a deductible amount under a Shared Policy, CoffeeCo or DutchCo shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if CoffeeCo makes a claim under such Shared Policy in accordance with this Article VIII.

Section 8.5 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a Sara Lee Party, on the one hand, and a CoffeeCo Party, on the other hand, relating to the same occurrence, Sara Lee, CoffeeCo and DutchCo agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.5 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 8.6 Duty to Mitigate Settlements. To the extent that any Party is responsible for the Claims Administration for any claims under any Shared Policy after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of any settlements of such claims.

Section 8.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

ARTICLE IX

EXPENSES

Section 9.1 Allocation of Spin-Related Expenses.

(a) The Parties agree that each of Sara Lee, CoffeeCo and DutchCo will benefit from the transactions contemplated by this Agreement and the Transaction Agreements. Except as otherwise specifically provided in this Agreement, any Transaction Agreement, or any other written agreement between the Parties relating to the Separation, the fees, costs and expenses of the Parties that are incurred in connection with the Separation (“Spin-Related Costs”) shall be allocated between and paid by the Parties in the manner set forth in this Section 9.1.

(b) Each of the Parties has directly paid certain Spin-Related Costs and the Parties have agreed that certain of such paid and certain yet to be paid Spin-Related Costs should be allocated between the Parties. Schedule 9.1 attached hereto (the “Initial Expense Schedule”) lists the categories and types of Spin-Related Costs that will be allocated between the Parties and sets forth an agreed upon estimate of the Spin-Related Costs required to be reimbursed by the CoffeeCo Parties pursuant to this Section 9.1 (the “CoffeeCo Spin-Related Costs”). No later than five days prior to the Effective Time (the “Initial Payment Date”), the CoffeeCo Parties shall pay to Sara Lee an amount equal to the total CoffeeCo Spin-Related Costs reflected in the Initial Expense Schedule.

(c) With respect to any Spin-Related Costs identified on the Initial Expense Schedule that are estimates and not final amounts, each of the Parties will endeavor to provide final amounts by July 16, 2012 but in no event later than 30 days after the Distribution Date. Based on the information provided by the Parties and no later than 40 days after the Distribution Date, Sara Lee will prepare an updated version of the Initial Expense Schedule (the “Updated Expense Schedule”) using the same principles of estimation and allocation that Sara Lee used to create the Initial Expense Schedule and the same categories and types of Spin-Related Costs identified on the Initial Expense Schedule. For the avoidance of doubt, no new types or categories of fees, costs or expenses can be added to the Updated Expenses Schedule unless the Parties mutually agree pursuant to Section 9.1(d). Sara Lee will deliver the Updated Expense Schedule to the CoffeeCo Parties and the Parties shall make the following payments, if any:

(i) If the total CoffeeCo Spin-Related Costs reflected on the Updated Expense Schedule exceeds the total CoffeeCo Spin-Related Costs reflected in the Initial Expense Schedule by $5.0 million or more, then the CoffeeCo Parties shall pay Sara Lee the amount of such excess.

(ii) If the total CoffeeCo Spin-Related Costs reflected in the Initial Expense Schedule exceeds the total CoffeeCo Spin-Related Costs reflected in the Updated Expense Schedule by $5.0 million or more, then Sara Lee shall pay the CoffeeCo Parties the amount of such excess.

(iii) If the difference between the total CoffeeCo Spin-Related Costs reflected in the Initial Expense Schedule and the total CoffeeCo Spin-Related Costs reflected in the Updated Expense Schedule is less than $5.0 million, then no further payment is required between the Parties.

If a Party is required to make a payment to any other Party under this Section 9.1(c), such payment shall be made 10 days after delivery of the Updated Expense Schedule by Sara Lee, but no later than 50 days after the Distribution Date (the “Final Payment Date”).

(d) If, after the Distribution Date and before the Final Payment Date, any Party identifies an additional type or category of fee, cost or expense that was incurred by such Party in connection with the Separation and prior to the Distribution Date, and such Party believes such additional type or category of fee, cost or expense would have been deemed a Spin-Related Cost if it had been identified at the time the Initial Expense Schedule was created, then the CoffeeCo Parties and Sara Lee shall discuss, in good faith, whether to add such new type or category of fee, cost or expense to the Updated Expense Schedule. In such discussion, the Parties agree to apply the same principles of estimation and allocation that Sara Lee used to create the Initial Expense Schedule. If the Parties agree to add such new type or category of fee, cost or expense, then it will be included on the Updated Expense Schedule; provided, however, that no discussion of any new type or category of fee, cost or expense shall delay or excuse any Party’s obligation to make a payment under Section 9.1(c) on the Final Payment Date based on the Updated Expense Schedule.

Section 9.2 Expenses for Accelerated RSU and PSU Vesting.

(a) In addition to the CoffeeCo Spin-Related Costs, the CoffeeCo Parties shall pay to Sara Lee an aggregate amount equal to the total expense related to the Sara Lee restricted stock units and performance stock units held by any CoffeeCo Employee that become vested as a result of and in connection with the Separation (the “Vesting Expense”). The Parties acknowledge that the Vesting Expense cannot be calculated until after the Distribution Date, and therefore agree that (i) not later than 30 days after the Distribution Date, Sara Lee will deliver to the CoffeeCo Parties a calculation of the Vesting Expense, and (ii) on the Final Payment Date, the CoffeeCo Parties will pay to Sara Lee an amount equal to the Vesting Expense. Sara Lee shall use the same methodology to calculate the Vesting Expense as it used, prior to the Separation, to calculate the expense charged to its business segments for the vesting of equity awards.

(b) Certain CoffeeCo Employees hold Sara Lee stock options that will vest in connection with the Separation and that will remain exercisable by the CoffeeCo Employees for a period of time after the Distribution Date. The Parties acknowledge and agree, to the extent a CoffeeCo Employee exercises any of such Sara Lee stock options after the Distribution Date, that (i) Sara Lee will collect or withhold from each such CoffeeCo Employee the cash due for withholding taxes related to the exercise of such stock options and will pay to CoffeeCo such cash collected for withholding taxes as soon as practicable after the stock option exercise and in no event later than 90 days after the date the stock option was exercised, and (ii) CoffeeCo shall be responsible for the remittance of federal and local income taxes to the appropriate taxing authorities for any such Sara Lee stock options exercised by a CoffeeCo employee.

ARTICLE X

MUTUAL RELEASES; INDEMNIFICATION

Section 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b), effective as of the Effective Time,

(i) Sara Lee, on behalf of itself and each of the Sara Lee Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the CoffeeCo Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any CoffeeCo Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation; and

(ii) Each of CoffeeCo (on behalf of itself and each of the CoffeeCo Parties and its and their respective successors and assigns) and DutchCo does hereby release and forever discharge each of the Sara Lee Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Sara Lee Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) pursuant to this Agreement or any Transaction Agreement or any Employee Contract. Nothing contained in Section 10.1(a) shall release or discharge any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to such Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;

(ii) any Liability the release of which would result in the release of any Person other than a Sara Lee Party or a CoffeeCo Party or their respective Representatives (in each case, in their respective capacities as such); or

(iii) any Liability or obligation provided in or resulting from any Employee Contract.

In addition, nothing contained in Section 10.1(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Sections 10.2 and 10.3 hereof shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) Sara Lee shall not, and shall cause the other Sara Lee Parties not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any CoffeeCo Party or any other Person released pursuant to Section 10.1(a)(i), with respect to any Liability released pursuant to Section 10.1(a)(i); and CoffeeCo and DutchCo shall not, and shall cause the other CoffeeCo Parties not to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Sara Lee Party or any other Person released pursuant to Section 10.1(a)(ii), with respect to any Liability released pursuant to Section 10.1(a)(ii).

(d) It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand (including any Contracts existing or alleged to exist between any of the Parties on or before the Effective Time), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

Section 10.2 Indemnification by DutchCo and CoffeeCo. Except as provided in Section 10.5 or the Tax Sharing Agreement, CoffeeCo and DutchCo shall indemnify, defend and hold harmless each of the Sara Lee Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Sara Lee Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Sara Lee Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following:

(a) the failure by any CoffeeCo Party or any other Person to pay, perform or otherwise promptly discharge any CoffeeCo Liability in accordance with its terms;

(b) any CoffeeCo Liability;

(c) the performance or breach of any CoffeeCo Contract or Designated CoffeeCo Agreement;

(d) the CoffeeCo Business as conducted (regardless of whether by Sara Lee and its Subsidiaries, including the CoffeeCo Parties, or another Person) on, at any time prior to or at any time after the Effective Time (excluding any Designated Sara Lee Liability to the extent applicable);

(e) except to the extent provided in Section 10.3(e), any claim that the information included in the Form F-1 Registration Statement or the Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) except to the extent provided in Section 10.3(f), any claim that the information included in the European Union Listing Prospectus was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) the breach by any CoffeeCo Party of any covenant or agreement set forth in this Agreement, the Transaction Agreements or any Conveyancing Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 10.3 Indemnification by Sara Lee. Except as provided in Section 10.5 or the Tax Sharing Agreement, Sara Lee shall indemnify, defend and hold harmless each of the CoffeeCo Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CoffeeCo Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the CoffeeCo Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the failure by any Sara Lee Party or any other Person to pay, perform or otherwise promptly discharge any Sara Lee Liability in accordance with its terms;

(b) any Sara Lee Liability;

(c) the performance or breach of any Designated Sara Lee Agreement;

(d) the Sara Lee Business as conducted (regardless of whether by Sara Lee and its Subsidiaries, including the CoffeeCo Parties, or another Person) on, at any time prior to or at any time after the Effective Time (excluding any Designated CoffeeCo Liability to the extent applicable);

(e) solely with respect to the information contained in the Form F-1 Registration Statement or the Prospectus that is set forth on Schedule 10.3(E) (and to the extent provided therein), any claim that the information included in the Form F-1 Registration Statement or the Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) solely with respect to the information contained in the European Union Listing Prospectus that is set forth on Schedule 10.3(F) (and to the extent provided therein), any claim that the information included in the European Union Listing Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) the breach by any Sara Lee Party of any covenant or agreement set forth in this Agreement, the Transaction Agreements or any Conveyancing Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 10.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article X shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

Section 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Expense or Loss and costs and expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in connection with seeking to collect and collecting such amounts) in reduction of the related Expense or Loss (such net amounts are referred to herein as “Indemnity Reduction Amounts”). Each of Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to collect any proceeds under its respective available and applicable Third Party insurance policies or damages from any Third Parties to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If any Indemnity Reduction Amounts are received by or on behalf of an Indemnified Party in respect of an indemnifiable Expense or Loss for which indemnification is provided under this Agreement after the full amount of such indemnifiable Expense or Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Expense or Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnifiable Expense or Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnifiable Expense or Loss over (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. For the avoidance of doubt, such excess shall be paid net of any expenses of the Indemnified Party associated with the receipt of the applicable insurance policy proceeds, including Taxes thereon, if any. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer or other Third Party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 10.6 Treatment of Payments.

(a) For all Tax purposes and to the extent permitted by applicable Tax law, the Parties shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, occurring immediately prior to the Distribution. If it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest established for payments in Section 6621(a)(2) of the Code on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 10.7 Procedures for Indemnification of Third-Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against CoffeeCo or DutchCo under Section 10.2 or against Sara Lee under Section 10.3, such Indemnified Party shall promptly, but in no event later than 10 days after receipt by the Indemnified Party of written notice of the Third-Party Claim, give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.7(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion subject to the provisions of this Section 10.7, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.7(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from such Third-Party Claim. If the Indemnifying Party gives the foregoing notice within such 30-day period, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall use commercially reasonable efforts to cooperate with the Indemnifying Party in connection therewith; provided, however, that: (i) the Indemnifying Party shall use commercially reasonable efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any Asset of any Indemnified Party; (ii) the Indemnifying Party shall use commercially reasonable efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel, (B) in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such Third-Party Claim or (C) the Indemnifying Party shall have assumed responsibility for such Third-Party Claim with any reservations or exceptions; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided in Section 10.7(b), the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) Subject to Section 10.7(e), no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that if the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third-Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates or (ii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 10.8 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third-Party Claim shall be reasonably promptly asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or does respond within such 30-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XII.

Section 10.9 Contribution. If the indemnification provided for in this Article X is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 10.9 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the CoffeeCo Indemnified Parties, on the one hand, and the Sara Lee Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any CoffeeCo Indemnified Party, on the one hand, and of any Sara Lee Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form F-1 Registration Statement, the Prospectus, the European Union Listing Prospectus or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the CoffeeCo Business or a CoffeeCo Indemnified Party, on the one hand, or by the Sara Lee Business or a Sara Lee Indemnified Party, on the other hand. The information on Schedules 10.3(E) and 10.3(F) shall be deemed supplied by the Sara Lee Business or the Sara Lee Indemnified Parties. All other information in the Form F-1 Registration Statement, the Prospectus and the European Union Listing Prospectus shall be deemed supplied by the CoffeeCo Business or the CoffeeCo Indemnified Parties.

Section 10.10 Remedies Cumulative. Subject to the provisions of Article IX and Section 10.12, the remedies provided in this Article X shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.11 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 10.12 No Special Damages. In no event shall any Party hereto be liable under this Article X or otherwise in respect of this Agreement or any Transaction Agreement, for exemplary, special, punitive, indirect, remote, speculative or consequential damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence), whether or not such Party has been advised of the possibility of such damages, except to the extent any such Party incurs such damages payable to a Third Party in connection with a Third-Party Claim, in which event such damages shall be recoverable.

Section 10.13 Exclusivity of Other Agreements. Notwithstanding anything to the contrary contained in this Agreement (except as set forth in Sections 10.5 and 10.6 with respect to the treatment of payments made pursuant to this Agreement), the Tax Sharing Agreement and, to the limited extent set forth therein with respect to Tax Support Services, the Transition Services Agreement, shall be the only agreements among any of the Parties with respect to indemnification and procedures in respect of Taxes, Tax matters, any liabilities for Taxes and any contractual liabilities for an indemnity obligation relating to Taxes.

ARTICLE XI

ACCESS TO INFORMATION AND SERVICES

Section 11.1 Agreement for Exchange of Information.

(a) Subject to Section 11.1(b), at all times from and after the Distribution Date for a period of six years, as soon as reasonably practicable after written request: (i) Sara Lee shall afford to the CoffeeCo Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at CoffeeCo’s expense, provide copies of, all records, books, Contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Sara Lee immediately following the Distribution Date that relates to the CoffeeCo Parties, the CoffeeCo Business or the employees or former employees of the CoffeeCo Business; and (ii) the CoffeeCo Parties shall afford to the Sara Lee Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Sara Lee’s expense, provide copies of, all Information in the possession or under the control of the CoffeeCo Parties immediately following the Distribution Date that relates to Sara Lee, the Sara Lee Business or the employees or former employees of the Sara Lee Business; provided, however, that in the event that either Sara Lee or CoffeeCo determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any law, including competition law, or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Any Party may request Information under Section 11.1(a) or Section 11.7: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over such requesting Party or Affiliate thereof; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements (other than in connection with any action, suit or proceeding in which any Sara Lee Party is adverse to any CoffeeCo Party); (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Transaction Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full CoffeeCo fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable the other Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such other Parties’ auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements. Furthermore, in order for Sara Lee to comply with its fiscal year reporting and disclosure obligations, the Parties agree to comply with the schedule for the provision of certain information with respect to fiscal year 2012 (ending June 30, 2012), as set forth on Schedule 11.1(c), and the CoffeeCo Parties shall cause the controller of DutchCo, or an equivalent officer, to complete the Q4 2012 Inquiries Checklist.

(d) If after the Distribution Date any Party discovers any error or mistake in its financial statements, which error, if corrected prior to the Distribution Date, would have resulted in changes to the discovering Party’s financial statements (or would reasonably be anticipated to have resulted in changes to any other Party’s financial statements), then the discovering Party shall promptly notify the other Parties in writing, which writing shall set forth in reasonable detail, the nature of any such error and the Parties shall make such accounting adjustments to their respective financial statements as each determines, in its sole discretion, are required under the accounting standards applicable to such Party; provided, however, except as otherwise provided in this Agreement, no Party shall be required to pay any cash or other consideration to any other Party as a result of any such error.

Section 11.2 Ownership of Information. Any Information owned by any Party that is provided to a requesting Party pursuant to Section 11.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

Section 11.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable Out-of-Pocket Expenses, if any, of gathering and copying such Information, to the extent that such Out-of-Pocket Expenses are incurred for the benefit of the requesting Party.

Section 11.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XI after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Sara Lee as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable Party after the Distribution Date.

Section 11.5 Limitation of Liability. No party shall have any liability to the other Parties (a) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 11.4.

Section 11.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available, or cause to be made available, to the other Parties (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, any other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Parties (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding (except in the case of any action, suit or proceeding in which any Sara Lee Party is adverse to any CoffeeCo Party) in which the requesting Party may from time to time be involved with respect to the CoffeeCo Business, the Sara Lee Business or any transactions contemplated hereby or by the Transaction Agreements; provided, that the same shall not unreasonably interfere with the conduct of business by the Party of which the request is made.

Section 11.7 Sharing of Knowledge. Subject to Section 11.1(b) and any limitations set forth in any Transaction Agreement, for a period of two years following the Distribution Date, as soon as reasonably practicable after written request: (a) to the extent that information or knowledge with respect to the CoffeeCo Business as of or prior to the Effective Time is available through discussions with employees of the Sara Lee Parties, Sara Lee shall make such employees reasonably available to CoffeeCo to provide such information or knowledge and (b) to the extent that information or knowledge relating to the Sara Lee Business as of or prior to the Effective Time is available through discussions with employees of the CoffeeCo Parties, CoffeeCo and DutchCo shall make such employees reasonably available to Sara Lee to provide such information or knowledge; provided, however, that in the event that either Sara Lee or CoffeeCo determines that any such provision of such information or knowledge would be commercially detrimental in any material respect, violate any law, including competition law, or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in the Transaction Agreements, such other provisions (and not this Section 11.7) shall govern.

Section 11.8 Confidentiality.

(a) From and after the Distribution Date, each of Sara Lee, CoffeeCo and DutchCo shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, in strict confidence, with at least the same degree of care that applies to Sara Lee’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving Party after the Distribution Date, all Confidential Information of the disclosing Party or any of its Affiliates obtained by such receiving Party prior to the Distribution Date, accessed by such receiving Party pursuant to Section 11.1 or furnished to such receiving Party by or on behalf of the disclosing Party or any of its Affiliates pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, such Transaction Agreement or any other agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 11.8 or similar confidentiality obligations; provided, however, that Sara Lee, CoffeeCo and DutchCo and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of the receiving Party’s counsel, by other requirements of law (in which case such Party will provide, to the extent reasonably practicable under the circumstances, advance written notice to the other Parties of its intent to make such disclosure) or (ii) the receiving Party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement or other confidentiality obligation owed to the disclosing Party, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a Third Party under circumstances that are not known to the receiving Party to involve a breach of the Third Party’s obligations to any Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement (except, in the case of each of (A), (B) and (C), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable law). Each of Sara Lee, CoffeeCo and DutchCo, respectively, shall be responsible for any breach of this Section 11.8 by any of its Representatives to whom it has disclosed Confidential Information.

(b) Notwithstanding the provisions of this Section 11.8, each of Sara Lee, CoffeeCo and DutchCo will be deemed to have satisfied its obligations under Section 11.8(a) with respect to preserving the confidentiality of the other Parties’ Confidential Information as long as it takes the same degree of care that it takes to: (i) secure and maintain the confidentiality of its own similar information; (ii) protect its own similar information against anticipated threats or hazards; and (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of its own similar information.

(c) Each of Sara Lee, CoffeeCo and DutchCo acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 11.8 and agrees that, notwithstanding Article XII and Section 13.3, the disclosing Party shall, in addition to the other remedies that may be available to it, be entitled to an injunction to prevent actual or threatened breaches of this Section 11.8 and to enforce specifically the terms and provisions of this Section 11.8 pursuant to the procedures set forth in Article XII (and to pursue interim or pre-award injunctive relief in any court of competent jurisdiction designated as having jurisdiction by said article). Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11.8 shall survive the Distribution Date indefinitely.

(d) This Section 11.8 shall not apply with respect to Confidential Information furnished to the receiving Party or accessed by the receiving Party pursuant to any Transaction Agreement, except to the extent that such Transaction Agreement incorporates the provisions of this Section 11.8 by reference.

(e) Notwithstanding the limitations set forth in this Section 11.8, with respect to financial and other information related to the CoffeeCo Parties for the periods during which such CoffeeCo Parties were Subsidiaries of Sara Lee, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable law, Sara Lee shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Sara Lee in such disclosures.

Section 11.9 Privileged Matters.

(a) Each of Sara Lee, CoffeeCo and DutchCo agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the CoffeeCo Business or the Sara Lee Business or the Tax Opinion for any period prior to the Distribution Date (each a “Privilege”). Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such Privilege be asserted. Each Party agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other Parties or any of its Affiliates under applicable law without the prior written consent of the other Parties. The rights and obligations created by this Section 11.9 shall apply to all information relating to the Sara Lee Business or the CoffeeCo Business as to which, but for the Separation, each Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of any Party and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by a Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if a Party obtains knowledge that any current or former employee of Sara Lee, CoffeeCo or DutchCo or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other Parties or any of such other Parties’ Affiliates, such Party shall notify promptly the other Parties of the existence of the request and shall provide the other Parties a reasonable opportunity to review the information and to assert any rights it may have under this Section 11.9 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege of any other Party or any of such other Party’s Affiliates under this Section 11.9 unless (i) such Party or such Affiliate has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Sara Lee’s transfer of books and records and other information to CoffeeCo and DutchCo, and Sara Lee’s agreement to permit CoffeeCo and DutchCo to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on CoffeeCo’s and DutchCo’s agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to CoffeeCo and DutchCo pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Sara Lee in, or the obligations imposed upon CoffeeCo and DutchCo by, this Section 11.9. CoffeeCo’s transfer of books and records and other information to Sara Lee, and CoffeeCo’s agreement to permit Sara Lee to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Sara Lee’s agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to Sara Lee pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to CoffeeCo in, or the obligations imposed upon Sara Lee by, this Section 11.9.

Section 11.10 Attorney Representation. Sara Lee, on behalf of itself and the other Sara Lee Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of a CoffeeCo Party resulting from such person being an employee of Sara Lee or any of its Subsidiaries (including the CoffeeCo Parties) or having provided legal services to Sara Lee or any of its Subsidiaries at any time prior to the Separation and agrees to allow such attorney to represent the CoffeeCo Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. Each of CoffeeCo (on behalf of itself and the other CoffeeCo Parties) and DutchCo hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of a Sara Lee Party resulting from such person being an employee of CoffeeCo or any of its Subsidiaries or having provided legal services to a CoffeeCo Party at any time prior to the Separation and agrees to allow such attorney to represent the Sara Lee Parties in any transaction or dispute with respect to this Agreement or the Transaction Agreements and the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. In furtherance of the foregoing, each Sara Lee Party and each CoffeeCo Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

Section 11.11 Financial Information Certifications.

(a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Sara Lee to make any certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which CoffeeCo was a Subsidiary of Sara Lee, and within 50 days following the end of any fiscal year during which CoffeeCo was a Subsidiary of Sara Lee, CoffeeCo or DutchCo shall provide a certification statement with respect to internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Sara Lee, which certification shall be in substantially the form set forth in Exhibit J, or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement and the Transaction Agreements.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers, controller or controllers and any director of DutchCo to make any certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 60 days following the end of any required reporting period during which CoffeeCo was a Subsidiary of Sara Lee, Sara Lee shall provide to those certifying officers, employees and directors of DutchCo a certification statement with respect to testing of internal controls for corporate and shared services processes for such year or portion thereof, which certification shall be in substantially the same form as had been provided by officers or employees of Sara Lee in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by Sara Lee rather than individual officers or employees,) or as otherwise agreed upon between the parties. Such certification statement shall also reflect any changes necessitated by the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Agreement to Arbitrate. Except as otherwise specifically provided in this Agreement or any Transaction Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article XII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Transaction Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or before the date of this Agreement or the Distribution Date), between or among any of the Sara Lee Parties and the CoffeeCo Parties. Each of the Sara Lee Parties and the CoffeeCo Parties agrees that the procedures set forth in this Article XII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters. EACH OF SARA LEE, ON BEHALF OF ITSELF AND EACH OF THE SARA LEE PARTIES, DUTCHCO, AND COFFEECO, ON BEHALF OF ITSELF AND EACH OF THE COFFEECO PARTIES, HEREBY IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL (INCLUDING JURY TRIAL) IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER SUCH A CLAIM, CONTROVERSY OR DISPUTE.

Section 12.2 Escalation.

(a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them or any of their respective Subsidiaries or Affiliates with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, prior to commencing any arbitration, any Party involved in a dispute, controversy or claim shall deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a Senior Vice President level of management of the Parties or higher (or if the Parties agree, of the appropriate strategic business unit or division within each Party), in all cases a member of senior management not directly involved in the dispute. A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Upon receipt of the Escalation Notice, the Parties through their respective representatives shall meet telephonically or in person to discuss in good faith the issues of the dispute.

(b) If the Parties are unable to resolve the dispute within 30 days after the date of the Escalation Notice, any Party will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 12.3.

(c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 12.3.

(d) The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing proceedings will be without prejudice to the legal position of any Party in any subsequent Action.

Section 12.3 Procedure for Arbitration.

(a) At any time following the expiration of the 30 day period set forth in Section 12.2(b) (the “Arbitration Demand Date”), any Party involved in the dispute, controversy or claim (regardless of whether such Party is the one that delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the dispute, controversy or claim in the manner set forth in Section 13.10. If any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed provided such Party has complied with the requirements of Section 12.2 with respect to such related dispute, controversy or claim. No Party may assert that the failure to resolve any matter during any discussions or negotiations or the course of conduct during the discussions or negotiations, in each case, as contemplated by Section 12.2, is a prerequisite to a demand for arbitration under this Section 12.3. If either Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitration tribunal in its sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(b) The place of any arbitration shall be Chicago, Illinois.

(c) Except as otherwise specifically provided in this Agreement or any Transaction Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the underlying claim (it being understood that in the case of a Third-Party Claim, such date shall be the date of assertion of the

Third-Party Claim rather than the act or event underlying the Third-Party Claim) and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). The provisions herein regarding the Applicable Deadline shall have the same effect as a statute of limitations applicable to any disputes, controversies or claims falling within this Article XII. Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees, on behalf of itself and its respective Subsidiaries, that, if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, such dispute, controversy or claim will be deemed barred and incapable of being brought in any forum, provided that if the period for the bringing of claims with respect to any such dispute, controversy or claim had expired prior to the Applicable Deadline pursuant to the applicable statute of limitations, then that shorter limitations period shall apply to said dispute, controversy or claim.

Section 12.4 Selection of Arbitrator.

(a) Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the arbitration rules of the American Arbitration Association (the “AAA”) in force from time to time.

(b) In the event that the amount of the dispute is less than $15 million, there shall be one arbitrator agreed to by the Parties within 15 days of the receipt by respondent of a copy of the Arbitration Demand Notice. If the Parties fail to appoint an arbitrator within such 15 days, such arbitrator shall, at the request of any Party, be appointed by the AAA, pursuant to a listing, ranking and striking procedure, if practicable within 15 days of such request.

(c) In the event that the amount of the dispute is equal to or greater than $15 million, there shall be a tribunal of arbitrators (the “Tribunal”), which shall consist of three arbitrators, one appointed by the Sara Lee Parties, one by the CoffeeCo Parties and the third to serve as Chair (the “Chair”). The Sara Lee Parties and CoffeeCo Parties will each select one arbitrator within 15 days of the receipt by respondent of a copy of the Arbitration Demand Notice. The two arbitrators so appointed shall nominate the Chair within 15 days of the appointment of the second arbitrator. If either the Sara Lee Parties or the CoffeeCo Parties fail to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Chair, within the time periods specified herein, such arbitrator shall, at the request of any Party, be appointed by the AAA.

(d) Any arbitrators appointed pursuant to this Section 12.4 shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter. In a dispute primarily focusing on issues relating to accounting, finance, Taxes or Intellectual Property, such dispute shall be heard by arbitrators who are experts in such areas.

(e) The arbitrator or Tribunal, as applicable, will set a time for the hearing of the matter, which will commence no later than 180 days after the date that the arbitrator or Tribunal, as applicable, is fully constituted. The arbitrator or Tribunal, as applicable, may extend such period at its discretion pursuant to a reasoned request from either Party or on its own initiative if it is necessary to do so. The arbitrator or Tribunal, as applicable, shall use its best efforts to reach a final decision and render the same in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. Failure of the arbitrator or Tribunal, as applicable, to do so, however, shall not be a basis for challenging the decision.

Section 12.5 Hearings. The arbitrator or Tribunal, as applicable, shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. In cases in which the amount in dispute is less than $15 million, the arbitrator shall determine whether an oral hearing is required or whether the dispute should be submitted for a judgment or decision based on written submissions, verified witness statements and other written evidence. In cases in which the amount in dispute is $15 million or greater, an oral hearing shall be held. The arbitrator or Tribunal, as applicable, may, in its sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator or Tribunal, as applicable, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Any decision of the arbitrator or Tribunal, as applicable, will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court of competent jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 2%. To the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement shall govern.

Section 12.6 Discovery and Certain Other Matters.

(a) Discovery procedures available in litigation before the courts shall not apply in any arbitration proceedings hereunder. Any Party involved in the applicable dispute, controversy or claim may request limited document production from the other Party or Parties of specific and expressly relevant documents, with the reasonable expenses of the producing Party or Parties incurred in such production paid by the requesting Party. Any such discovery shall be conducted expeditiously and shall not cause the hearing which may be provided for in Section 12.5 to be adjourned except upon consent of both the Sara Lee Parties and the CoffeeCo Parties or upon a showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Each Party shall be entitled to 5 depositions of 5 hours duration. Only upon a showing of extreme necessity, at the limited discretion of the arbitrator or Tribunal, as applicable, shall any additional depositions be permitted. Interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of all Parties involved in the applicable dispute, controversy or claim. Disputes concerning the scope of document production and enforcement of the document production requests will be referred to the arbitrator or Tribunal, as applicable, for resolution. All discovery requests will be subject to the Parties’ rights to claim any applicable Privilege. The arbitrator or Tribunal, as applicable, will adopt procedures to protect the proprietary rights of the Parties and to ensure the arbitration proceedings are kept private and confidential (except as may be required by applicable law). Nothing in the foregoing shall limit any power of the arbitrator or Tribunal, as applicable, to issue subpoenas to compel the production of documents or testimony relevant to the dispute, controversy or claim, should the arbitrator or Tribunal, as applicable, consider it appropriate to grant such relief.

(b) The arbitrator or Tribunal, as applicable, shall have full power and authority to determine whether a dispute submitted to it is within its jurisdiction. Without derogating from such authority, the arbitrator or Tribunal, as applicable, shall decide any disputes according to law and shall not have power to grant relief ex aequo et bono or to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Transaction Agreement. The arbitrator or Tribunal, as applicable, shall have power to grant such remedies for breaches of any such agreement (including interim or permanent injunctive relief) as may be available according to the governing law; provided, however, that the arbitrator or Tribunal, as applicable, shall not (i) have power to award exemplary, punitive, special damages or treble damages and (ii) limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this Article XII are applicable).

(c) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator or Tribunal, as applicable, may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(d) The fees of the arbitrator or Tribunal, as applicable, and all other arbitration costs shall be borne equally by each Party involved in the matter. Each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party, and the arbitrator or Tribunal, as applicable, shall not have power to order that the arbitration fees of one Party be paid by another; provided, however, that this shall not limit the award of any such fees to the extent they are included in any Liabilities to third parties as to which the provisions of this Article XII are applicable.

Section 12.7 Certain Additional Matters.

(a) Any arbitration award shall include a written statement of reasons of the arbitrator or Tribunal, as applicable.

(b) Regardless of whether an Escalation Notice has been delivered, prior to the time at which the arbitrator or Tribunal, as applicable, is appointed pursuant to Section 12.4, any Party may seek injunctive relief in order to preserve and protect the status quo in a court of competent jurisdiction. Once the arbitrator or Tribunal, as applicable, is constituted, it shall have power to continue, vacate or modify any such injunctive relief. For these purposes, the Parties irrevocably submit to the non-exclusive jurisdiction of the federal and state courts located in Cook County, Illinois, and waive any objection to the convenience of said forum.

(c) Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XI and except as may be required in order to enforce any award. Each of the Parties shall request that the arbitrator or Tribunal, as applicable, comply with such confidentiality requirement.

Section 12.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and the Transaction Agreements during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to the underlying agreement.

Section 12.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article XII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 13.3.

Section 12.10 Service. In any proceedings covered by this Article XII, each of the Parties irrevocably consents to the service of process pursuant to Section 13.10 of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Entire Agreement. This Agreement and the Transaction Agreements, including the schedules and exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 13.2 Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

Section 13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 13.4 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee, CoffeeCo and DutchCo.

Section 13.5 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.6 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 13.7 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 13.8 Successors and Assigns. No Party may assign any of its rights or obligations under this Agreement to another Person without the consent of each of the other Parties to this Agreement. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and (b) each Party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other Party.

Section 13.9 Third-Party Beneficiaries. Except for Article X, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 13.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email to the email address designated by each Party, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo prior to or on June 28, 2012, to:

DE US, Inc.

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Helen N. Kaminski

If to CoffeeCo after June 28, 2012, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to DutchCo, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken, General Counsel

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Kent Magill, General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 13.11 Performance. Sara Lee will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Sara Lee Party. CoffeeCo and DutchCo will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any CoffeeCo Party.

Section 13.12 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 13.13 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Distribution and Separation abandoned at any time prior to the Distribution by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

Section 13.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Sara Lee, CoffeeCo or DutchCo, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of DutchCo, CoffeeCo or Sara Lee, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Sara Lee, CoffeeCo and DutchCo, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

Section 13.15 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the Parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Marcel H. M. Smits
Name: Marcel H. M. Smits
Title: Chief Executive Officer

[Signature Page to Master Separation Agreement]

DE US, INC.

By:	/s/ Mark S. Silver
Name: Mark S. Silver
Title: President

[Signature Page to Master Separation Agreement]

D.E MASTER BLENDERS 1753 B.V.

By:	/s/ Michel M.G. Cup
Name: Michel M.G. Cup
Title: Chief Financial Officer

[Signature Page to Master Separation Agreement